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                                                                 EXHIBIT 5

                                                  May 14, 1998

L-3 Communications Holdings, Inc.
600 Third Avenue
New York, New York 10016

Ladies and Gentlemen:

     We have acted as special counsel for L-3 Communications Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (No. 333-46975) and any related registration statement that may be filed pursuant to Rule 462(b) (together, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of shares of its Common Stock, par value $.01 per share (the "Shares"). The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of a U.S. Underwriting Agreement and an International Underwriting Agreement, among the Company and the underwriters named therein (collectively, the "Underwriting Agreement").

     We have examined the Registration Statement and the forms of Underwriting Agreement which have been filed with the Commission as Exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate


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L-3 Communications Holdings, Inc.         -2-                      May 14, 1998

records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, when the issuance of the Shares has been authorized by the Board of Directors of the Company or a duly constituted committee thereof, upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

     We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States.


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L-3 Communications Holdings, Inc.         -3-                      May 14, 1998


     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included herein.


                                        Very truly yours,

                                        /s/ Simpson Thacher & Bartlett

                                        SIMPSON THACHER & BARTLETT